Exhibit 99.1

Griffon Corporation Announces Senior Notes Offering

NEW YORK, NEW YORK – May 9, 2019 – Griffon Corporation (NYSE: GFF) (“Griffon”) today announced that it intends to commence an offering through a private placement, subject to market and other conditions, of $500 million in aggregate principal amount of senior notes due 2027 (the “Notes”). The Notes will be senior unsecured obligations of Griffon and will be guaranteed by certain of its domestic subsidiaries.

Griffon intends to use the proceeds from the offering, together with cash on hand, to (i) repurchase up to $500 million of its 5.25% senior notes due 2022 (the “2022 Notes”) in a tender offer, (ii) pay certain related fees and expenses, including any applicable tender premiums, redemption premiums and accrued interest on the 2022 Notes, and (iii) redeem up to $500 million of its 2022 Notes to the extent that less than $500 million of such 2022 Notes are repurchased pursuant to the tender offer.

The Notes and related guarantees are being offered in a private placement, solely to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or outside the United States to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. The Notes and related guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This notice does not constitute an offer to sell the Notes nor will any such offer be made, or a solicitation for an offer to purchase the Notes or any other securities, in each case in any jurisdiction in which such offer or solicitation would be unlawful. Any offer of the Notes will be made only by means of a private offering memorandum. This notice does not constitute an offer to purchase or redeem any of the 2022 Notes. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Forward-Looking Statements

This communication contains forward-looking statements that may state Griffon’s or its management’s intentions, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “intend,” “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although Griffon believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets generally, whether Griffon will consummate the offering of the Notes, the anticipated use of proceeds, and other factors detailed in filings made by Griffon with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Griffon does not undertake to update any of these statements in light of new information or future events.

Company Contact:	Investor Relations Contact:
Brian G. Harris	Michael Callahan
Chief Financial Officer	Senior Vice President
Griffon Corporation	ICR Inc.
(212) 957-5000	(203) 682-8311